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                                 Exhibit No. 12


                       STATEMENT OF COMPUTATION OF RATIOS
                             (Dollars in Thousands)



Earnings to fixed Charges

                                                      1994         1993        1992         1991          1990
                                                      ----         ----        ----         ----          ----
Earnings:
Income before income taxes                          $261,340     $224,527     $164,892     $123,315     $ 90,068
Plus:
         Fixed charges                               507,940      404,360      388,901      479,405      502,764
Less:
         Capitalized interest                           (599)         (82)        (201)        (591)        (949)
                                                    --------    ---------    ---------    ---------    ---------
Earnings, including interest on deposits (A)         768,681      628,805      553,592      602,129      591,883
Less:
         Interest on deposits                       (377,643)    (335,708)    (337,878)    (413,880)    (411,560)
                                                    --------    ---------    ---------    ---------    ---------
Earnings, excluding interest on deposits (B)        $391,038     $293,097     $215,714     $188,249     $180,323
                                                    --------    ---------    ---------    ---------    ---------

Fixed Charges:
         Interest expense                           $501,067     $397,743     $382,930     $474,453     $498,329
         Capitalized interest                            599           82          201          591          949
         Amortization of debt expense                    215          195           63            0           43
         Interest portion of rent expense              6,059        6,340        5,707        4,361        3,443
                                                    --------    ---------    ---------    ---------    ---------
           Total Fixed Charges (C)                   507,940     $404,360     $388,901     $479,405     $502,764

Less:
         Interest on deposits                       (377,643)    (335,708)    (337,878)    (413,880)    (411,560)
                                                    --------    ---------    ---------    ---------    ---------
           Total Fixed Charges excluding
           interest expense on deposits (D)         $130,297     $ 68,652     $ 51,023      $65,525     $ 91,204
                                                    ========    =========    =========     ========    =========

Earnings to fixed charges:
         Including interest on deposits (A/C)           1.51 %       1.56 %       1.42 %       1.26 %       1.18 %
                                                    ========    =========    =========     ========    =========
         Excluding interest on deposits (B/D)           3.00         4.27         4.23         2.87         1.98
                                                    ========    =========    =========     ========    =========





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